Exhibit 10.7

AMENDED AND RESTATED

ONLINE GAMING OPERATIONS AGREEMENT

between

GOLDEN NUGGET ONLINE GAMING, LLC

and

GOLDEN NUGGET ATLANTIC CITY, LLC

December 29, 2020

AMENDED AND RESTATED ONLINE GAMING OPERATIONS AGREEMENT

(New Jersey)

This AMENDED AND RESTATED ONLINE GAMING OPERATIONS AGREEMENT (this “Agreement”), dated as of December 29, 2020 (the “Effective Date”), is entered into by and between GOLDEN NUGGET ONLINE GAMING, LLC, a New Jersey limited liability company (“GNOG”), and GOLDEN NUGGET ATLANTIC CITY, LLC, a New Jersey limited liability company (“GN”). GNOG and GN are collectively referred to herein as the “Parties” and individually as a “Party”.

R E C  I  T  A L S:

A.                Landry’s Finance Acquisition Co., the predecessor-in-interest of GNOG (“Landry’s Finance”), and GN previously entered into that certain Online Gaming Operations Agreement, dated as of April 27, 2020 (the “Original Operations Agreement”), pursuant to which GN engaged Landry’s Finance as a Casino Service Industry Enterprise licensee.

B.                 GN is the duly licensed owner and operator of the land-based hotel casino commonly referred to as the Golden Nugget Atlantic City, located in Atlantic City, New Jersey (the “Casino”), and in connection therewith, GN is the holder of Operating Licenses (as defined below), including an Internet Gaming Permit and a Sports Wager License.

C.                 GN and GNOG (through its predecessor-in-interest Landry’s Finance) have entered into that certain Contribution Agreement whereby GN has, in accordance with and subject to the terms thereof, transferred, assigned, conveyed and delivered to GNOG, and GNOG has acquired and accepted from GN, (a) all assets of GN used in the connection with the operation of the Online Gaming Business, as more particularly described therein, and (b) those third party agreements of GN primarily relating to the Online Gaming Business as described therein.

D.                As permitted by NJ Gaming Law, GN and GNOG desire to amend and restate the Original Operations Agreement in its entirety, pursuant to the terms and subject to the conditions of this Agreement, and GN desires to engage GNOG as a Casino Service Industry Enterprise licensee to (i) host, manage, administer, operate and support, GNOG Gaming Service in the State of New Jersey in accordance with NJ Gaming Law, (ii) manage and operate the Live Dealer Studio, and (iii) provide services to GN in connection with the management and administration of all Skin Agreements in New Jersey (collectively, the “Online Gaming Business”) on the terms and conditions more particularly set forth below.

E.                 GNOG is experienced in the operation of online and mobile casino and sports wagering and wishes to conduct the Online Gaming Business on the terms and conditions more particularly set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS AND RULES OF INTERPRETATION.

1.1              Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the following meanings:

“Action” shall mean any action, arbitration, audit, claim, demand, proceeding, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or court or similar body or arbitrator.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by reason of management authority, by contract, or otherwise. For purposes of this Agreement no Party shall be deemed an Affiliate of the other Party.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Authorized Personnel” has the meaning set forth in Section 6.1.3.

“Bankrupt” or “Bankruptcy” means with respect to any Person, that

(i)                 such Person (A) makes a general assignment for the benefit of creditors, (B) files a voluntary bankruptcy petition, (C) becomes the subject of an order for relief or is declared insolvent in any Governmental Entity bankruptcy or insolvency proceedings, (D) files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law, (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i), or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, or

(ii)              a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Bankruptcy Laws” means any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

“Business Day” means any day in which banks are generally open for business in Atlantic City, New Jersey.

“Casino” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 12.1.1.

“Code” has the meaning set forth in Section 4.2.3.

“Confidential Information” has the meaning set forth in Section 9.2.

“CTRs” has the meaning set forth in Section 4.2.1.

“Disclosing Party” has the meaning set forth in Section 9.1.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Eligible Bank” means a full-service, commercial bank chartered under the Laws of the USA and having offices in the state of New Jersey.

“Equipment Room” has the meaning set forth in Section 6.1.

“Equipment Room License” has the meaning set forth in Section 6.1.

“Federal Online Gaming Law” means a USA federal Law that establishes the statutory framework, including authorizing the creation of necessary rules and regulations, which permits and governs the offering of any real money Internet gaming at a national and/or an interstate level.

“Federal Sports Wagering Excise Tax” means the federal excise tax imposed upon sports wagering (or the tax rate currently in effect) and/or any replacement tax.

“Force Majeure” means any event which cannot be controlled, foreseen or prevented by using reasonable efforts of a Party, and which materially and adversely affects and delays the performance of such Party of all or any material portion of its obligations under this Agreement. Such an event includes attacks to the network or any components of the GNOG Gaming Service or Online Gaming Platform that are out of GNOG’s control notwithstanding adequate security precautions and controls on the part of GNOG, war, insurrection or civil disorder, military operations or terrorism, quarantine, epidemics, national or local emergency, acts or omissions of Governmental Entity, acts of God and natural disasters, fire, explosion, flood, theft or malicious damages, strike, lockout and other industrial disputes. Force Majeure shall include any material breach or default by any Third Party (except to the extent such breach or default is proximately caused by GNOG) under any agreement whereby such Third Party performs or assists with the GNOG Obligations and such material breach materially and adversely affects and delays the performance of GNOG of all or any material portion of its obligations under this Agreement, provided that GNOG will diligently pursue all commercially reasonable remedies under such agreement with respect to such third-party breach or default. For purposes of this definition, anything within the control of an Affiliate of a Party shall be deemed to be within the control of such Party.

“Gaming Approvals” means any and all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, clearances, exemptions and waivers of or from any Gaming Authority, including those relating to the offering or conduct of gaming and gambling activities, or the use of gaming devices, equipment, supplies and associated equipment in the operation of a casino or other gaming enterprise (including Online Gaming Services) or the receipt or participation in revenues or revenues directly or indirectly derived therefrom.

“Gaming Authority” means, collectively, those international, federal, state, local, foreign and other governmental, regulatory and administrative authorities, agencies, commissions, boards, bodies and officials responsible for, having jurisdiction over, or involved with the regulation of gaming or gaming activities, ancillary functions relating thereto, or the ownership of an interest in any Person that conducts gaming in any applicable jurisdiction, including within the State of New Jersey, the NJCCC and NJDGE.

“Gaming Laws” means those Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction, including the NJ Gaming Law.

“Gaming Tax” means, for any given period, any taxes, fees, assessments or levy assessed based on Internet gaming gross revenues or wagering as specified in the NJ Gaming Law or pursuant to federal Laws imposed by any Governmental Entity which are based on wagering or gross gaming revenues from time to time, which includes, without limitation, as applicable, (i) a fifteen percent (15%) tax on Internet gaming gross revenues (or the tax rate currently in effect); (ii) the alternative investment tax (at a rate as may be applicable to GN from time to time); (iii) taxes payable by GN which are attributable to Gross Gaming Revenue or wagering of GNOG, including without limitation, (1) GNOG’s pro-rata share of the extra industry payment required pursuant to New Jersey P.L. 2016, Chapter 5, C.52:27BBBB-21 (as determined based on the portion represented by Gross Gaming Revenue of the aggregate amount in respect of which GN is required to make such payment), as may be increased or decreased from time to time, to the extent determined by or attributable to the gross gaming revenue of each casino licensee and (2) GNOG’s pro-rata share of any portion of the payment commonly known at the “PILOT” to the extent determined by or attributable to the gross gaming revenue of each casino licensee pursuant to New Jersey P.L. 2016, Chapter 5, C.52:27BBBB-20 (as determined based on the portion represented by Gross Gaming Revenue of the aggregate amount in respect of which GN is required to make such payment), as may be increased or decreased from time to time; (iv) a thirteen percent (13%) tax on Online Sports Wagering gross gaming revenues (or the tax rate currently in effect); (v) the Federal Sports Wagering Excise Tax; and (vi) any replacement or additional tax or other charge in lieu thereof or in lieu of an increase thereof.

“GN” has the meaning set forth in the preamble of this Agreement.

“GN License” means that certain Amended and Restated Trademark License Agreement entered into among GN Parent, GNLV, and GNOG, in substantially the same form as attached hereto as Exhibit D, as may be amended, extended or supplemented from time to time.

“GN Marks” means any trademark, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing that, in each case, are licensed to GNOG under the GN License.

“GN Obligations” means those items in this Agreement, including as set forth in Section 4.1, that are the responsibility of GN.

“GN Parent” means Golden Nugget, LLC, a Nevada limited liability company.

“GN Reimbursed Expenses” means those costs and fees set forth in detail on Exhibit A attached hereto.

“GN Third-Party Claim” has the meaning set forth in Section 12.1.1.

“GNLV” means GNLV, LLC, a Nevada limited liability company.

“GNOG” has the meaning set forth in the Recitals of this Agreement.

“GNOG Bank Account” has the meaning set forth in Section 5.1.1.

“GNOG Brand” means (i) any trademark, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing that, in each case, are owned by GNOG; and (ii) the GN Marks.

“GNOG Customer Data” has the meaning set forth in Section 8.2.1.

“GNOG Equipment” has the meaning set forth in Section 6.1.

“GNOG Gaming Service” means the NJ Online Gaming Service, branded under the GNOG Brand (so long as the use of GNOG Brand does not result in the use of more than one branded “skin” as determined by NJDGE), and that is marketed and offered by GNOG to NJ Participants, which GNOG operates and administers under GN’s Operating License pursuant to this Agreement and utilizing the Online Gaming Platform. The GNOG Gaming Service shall be operated under the following domains and such other domains as may be reasonably approved by GN from time to time:

goldennuggetcasino.com

nj-casino.goldennuggetcasino.com

“GNOG Obligations” has the meaning set forth in Section 3.2.

“GNOG Player” means a NJ Participant who has entered into standard terms of use determined by GNOG to play or engage in the GNOG Gaming Service.

“GNOG Revenue Report” has the meaning set forth in Section 7.3.1.

“GNOG Third-Party Claim” has the meaning set forth in Section 12.1.2.

“Governmental Approvals” means, as applicable, all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, exemptions and waivers of or from any Governmental Entity, including any Gaming Approvals.

“Governmental Entity” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority having or asserting executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any Gaming Authority.

“Gross Gaming Revenue” means for any given period (a) with respect to Online Casino Games and Online Sports Wagering, all amounts wagered by GNOG Players through the GNOG Gaming Service, less all GNOG Player winnings on such Online Casino Games and Online Sports Wagering; and (b) for Online Poker Games (if any), all revenue generated by the GNOG Gaming Service through utilization of Online Poker Games after Player payoffs, including rake and tournament fees.

“Indemnified Party” has the meaning set forth in Section 12.1.3.

“Indemnifying Party” has the meaning set forth in Section 12.1.3.

“Infrastructure” means any physical assets that GNOG, its Affiliates or Subcontractors directly or indirectly acquires, installs or maintains from time to time in order to offer the GNOG Gaming Service.

“Initial Term” means the period starting on the Term Commencement Date and ending on the date that is five (5) years following the Term Commencement Date.

“Internet” means the international computer network of interoperable packet switched data networks, including the world-wide web, without regard to the means (or nature of the device) by which a user accesses the same.

“Internet Gaming Permit” means the Internet Gaming Permit authorizing the conduct of internet gaming in the State of New Jersey issued to GN by NJDGE pursuant to NJ Gaming Law.

“Landry’s Finance” has the meaning set forth in the Recitals.

“Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization (including any Governmental Approval) issued under any of the foregoing by, any Governmental Entity having jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.

“Licensed Area” has the meaning set forth in Section 6.1.1.

“Live Dealer Studio” means the online live casino table gaming studio from which live broadcasted casino games are offered to online gaming customers which is located in a portion of the Casino and as further depicted and described in the Live Dealer Lease.

“Live Dealer Studio Lease” means the lease agreement for the Live Dealer Studio previously executed between the parties.

“Monthly Royalty” has the meaning set forth in Section 7.1.

“Net Gaming Revenue” means Gross Gaming Revenue minus the following: (i) pooled or local jackpot contributions, (ii) all taxes paid to any gaming authorities, including all Gaming Taxes and the Federal Sports Wagering Excise Tax, (iii) free bets, cash back, offers, bonuses, promotional gaming credit paid to customers, up to a maximum of 20% of Gross Gaming Revenue, (iv) payment or bank fees related to the settlement of deposits, withdrawals and transactions, including fees levied by electronic payment or credit card organizations and including chargebacks, not to exceed 5% of Gross Gaming Revenue, (v) regulatory mandated geolocation and Know-Your-Customer fees, and (vi) any fees payable to sports governing bodies for the use of official data feeds.

“NJ Gaming Law” means the NJ State Gaming Act and the NJ State Gaming Regulations, as modified, amended or supplemented from time to time.

“NJ Online Gaming Services” means any Online Gaming Service approved by the director of the NJDGE, operated under GN’s Operating License, and made available to NJ Participants pursuant to the NJ Gaming Law.

“NJ Participants” means those Persons who are permitted, in accordance with the NJ Gaming Law and other applicable Gaming Laws, to participate in NJ Online Gaming Services.

“NJ State Gaming Act” means the New Jersey Casino Control Act, N.J.S.A. 5:12 1 et seq.

“NJ State Gaming Regulations” means any applicable regulations (whether interim or final) promulgated by a Governmental Entity in New Jersey pursuant to, or under authority granted by, the NJ Gaming Law.

“NJCCC” means the New Jersey Casino Control Commission.

“NJDGE” means the New Jersey Division of Gaming Enforcement.

“Online Casino Game” means casino-style games of chance (excluding Sports Wagering) offered through the GNOG Gaming Service under GN’s Operating License whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value, including without limitation, any game that: (i) is of a type of game that is played in casinos (for example: roulette, baccarat, blackjack, bingo, craps, virtual sports, big six wheel, keno, slot machines, mini-baccarat, red dog, pai gow, and sic bo, or variations thereof); and/or (ii) any other games provided under GN’s Operating License pursuant to NJ Gaming Law, as determined by NJDGE, but specifically does not include any social gaming.

“Online Gaming Platform” means one or more online, interactive-software products to conduct, support and maintain the GNOG Gaming Service (whether licensed or owned by GNOG), including, (i) software games and applications, (ii) anti-money laundering, “know-your-customer” and problem-gaming functionality, (iii) player account, back-end registration and payment/cashier-system functions and components, (iv) responsible gaming controls, (v) back-office tools, (vi) affiliate, loyalty and bonus systems, and (vii) remote game servers, each as updated, modified or enhanced from time to time.

“Online Gaming Business” means (a) the GNOG Gaming Service, (b) subject to Applicable Laws, the management and administration, on GN’s behalf, of all Skin Agreements, including all aspects of any services that GN is obligated to provide to Skin Operators, and (c) subject to Applicable Laws, the management, operation, maintenance and administration, on GN’s behalf, of all aspects of the Live Dealer Studio.

“Online Gaming Service” means, as permitted by applicable Gaming Laws, an interactive online gaming service offered or conducted via the Internet, mobile or other remote or electronic device or data network, whereby participants play any games as permitted by the applicable Gaming Laws, including Online Poker Games, Online Casino Games and Online Sports Wagering.

“Original Operations Agreement” has the meaning set forth in the Recitals.

“Online Poker Game” means an interactive, online, peer-to-peer poker game offered on a mobile or other remote or electronic device via the GNOG Gaming Service under GN’s Operating License, whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value, but specifically does not include any social gaming.

“Online Sports Wagering” means any online sports wagering offered on a mobile or other remote or electronic device via the GNOG Gaming Service under GN’s Operating License, whereby participants in such game stake money or goods of monetary value and can win money or goods of monetary value.

“Operating Licenses” means any and all necessary Gaming Approvals which permit the holder to operate, manage, administer and make available a NJ Online Gaming Service as anticipated by this Agreement, including an Internet Gaming Permit and the Sports Wagering License (as contemplated in the NJ Gaming Law) as issued by the NJDGE.

“Operator Pro-Rata Share” means, a fraction, the numerator of which is one (1), and the denominator of which is the number of unaffiliated online gaming operators conducting business under GN’s Operating License (including GN, if applicable) at the time such fraction is applied. For example, if GNOG, GN, and a third operator are all conducting business under GN’s Operating License, the Operator Pro-Rata Share would be 1/3, and if the third operator ceases to conduct business under GN’s Operating License, the Operator Pro-Rata Share would become 1/2.

“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity.

“Player Funds Security Amount” has the meaning set forth in Section 5.2.

“Player Incentives” means GNOG-issued promotional incentives actually provided to GNOG Players through the GNOG Gaming Service, including, without limitation, sign-up bonuses, retention bonuses, tournament prizes (cash and bonuses), redeemed vouchers, cash credits, free-play (including free spins), poker tournament entry tickets awarded to GNOG Players at no cost (which otherwise would have been purchased), tournaments dollars, guaranteed tournament prizes in excess of the actual tournament pool, and other bonuses provided to GNOG Players for future plays on or withdrawal from the GNOG Gaming Service.

“Property” means that certain casino facility currently known as the Golden Nugget Atlantic City Hotel & Casino located at Huron and Brigantine Blvd. in Atlantic City, New Jersey.

“Recipient” has the meaning set forth in Section 9.1.

“Renewal Period” means the period starting on the first day following the Initial Term or the immediately preceding Renewal Period, as applicable, and ending on the termination of this Agreement in accordance with the provisions set forth in Section 11.2.

“Required GNOG Tax Filings” has the meaning set forth in Section 4.2.3.

“SARCs” has the meaning set forth in Section 4.2.2.

“Services Agreement” shall mean that certain Services Agreement substantially in the form set forth on Exhibit C attached hereto by and among GN, GNOG and GN Parent.

“Skin Agreement(s)” means those certain agreements between GN and a Skin Operator set forth on Exhibit D attached hereto, as may be amended from time to time between GN and such Skin Operators.

“Skin Operator” means any Person which is party to a Skin Agreement.

“Service License” means any and all necessary Gaming Approvals that will permit the holder to provide online services, directly or indirectly, to a holder of an Operating License, for the offering of a branded Online Gaming Service, including a Casino Service Industry Enterprise License or Ancillary Casino Service Industry Enterprise License as issued by the NJDGE or any Transactional Waiver issued pursuant to NJAC 13:69J-1.2B.

“Sports Wagering License” means the Sports Wagering License authorizing the conduct of sports wagering in the State of New Jersey issued to GN by NJDGE pursuant to NJ Gaming Law.

“Subcontractor” has the meaning set forth in Section 3.2.2.

“Support Facilities” has the meaning set forth in Section 6.1.1.

“Tax” means all taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments and estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character and description and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Term” means the period commencing on the Effective Date and ending on the date which is five (5) years following the Effective Date.

“Third Party” means any Person, including a Subcontractor, who is not a Party or such Party’s Affiliate, officer, manager, employee, general partner or director.

“Third-Party Claim” means a GN Third-Party Claim or a GNOG Third-Party Claim, as the context may require.

“Third-Party Claim Notice” has the meaning set forth in Section 12.1.3.

“Unsuitable Person” means a Person, or such Person’s officers, directors, employees, agents, designees or representatives who is or might be engaged in (or about to be engaged in) any activity or activities, or was in or is involved in any relationship, which could or does (as determined in the sole, but reasonable, discretion of the relevant Party) jeopardize the other Party’s or its Affiliate’s Gaming Approvals, including, the Operating Licenses, in the case of GN, or the Service License, in the case of GNOG, or if any such Gaming Approval is threatened to be denied, curtailed, suspended or revoked as a result of such Person.

“USA” means the United States of America, including any state, territory or possession thereof.

“Verification Checks” means the checks carried out by GNOG in order to attempt to verify (i) the age, identity and physical location at the time of transaction of a potential GNOG Player and (ii) whether a GNOG Player is a self-excluded player prohibited from conducting any wagering through the GNOG Gaming Service, all in accordance with NJ Gaming Laws. GN hereby recognizes that GNOG may use Third Party supplier(s) to carry out such Verification Checks.

1.2              Rules of Interpretation. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without being limited to”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any reference to “days” means “calendar days” unless otherwise specified; (h) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 11:59 p.m., Atlantic City time; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (k) any reference “$” and “dollars” is to the lawful money of the USA; (l) except as required by applicable Laws or any Governmental Entity, if any payment or other delivery requirement becomes due on a date that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; and (m) unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules and regulations.

Article 2
LICENSURE

2.1              Cooperation. At all times during the Term, each Party agrees to use commercially reasonable efforts to obtain and maintain all Governmental Approvals necessary on the part of such Party to consummate the transactions contemplated herein, including cooperating with all Governmental Entities and timely complying with all filing deadlines and any requests of a Governmental Entity.

2.2              Service License Application; Operating Licenses Amendment.

2.2.1        GNOG has previously submitted an application to obtain a Service License allowing GNOG to provide the GNOG Gaming Service in the State of New Jersey. GNOG shall also, at its sole cost and expense, diligently pursue obtaining all Governmental Approvals with respect to the GNOG Gaming Service, including all testing and certification of the Online Gaming Platform and related content.

2.2.2        To the extent required, GN shall promptly submit to NJDGE and NJCCC (if necessary) any amendments to its Operating Licenses and other regulatory documentation or requests allowing GN to operate online gaming sites necessary to fulfill its obligations hereunder and to grant GNOG the right to host, manage, control, operate, support and administer, under GN’s Operating Licenses, the gaming sites pursuant to the GNOG Gaming Service during the Term, including without limitation any and all transactional waiver requests.

2.3              NJDGE Petition. The Parties shall submit this Agreement and a transactional waiver petition to NJDGE for preliminary approval by NJDGE for the transactions contemplated hereunder.

2.4              Obligation to Maintain. During the Term, each of GN and GNOG shall maintain and preserve all of its Gaming Approvals and other Governmental Approvals required in order to undertake or facilitate its activities under this Agreement, including, as applicable, its Operating Licenses and Service License, and at all times ensure compliance with all applicable Gaming Laws, including the NJ Gaming Laws.

2.5              Obligation to Inform. Each Party shall inform the other Party within five (5) Business Days of receipt of any notice, correspondence or other information received in connection with any Gaming Authority or Governmental Entity, which reasonably could have a material adverse impact on obtaining or maintaining, as applicable, its Operating Licenses or Service License.

2.6              Assistance. GN shall cooperate and provide reasonable assistance to GNOG and its Subcontractors to the extent reasonably required, practicable or necessary to obtain or maintain their Gaming Approvals relating to their activities under this Agreement.

Article 3
GNOG GAMING SERVICE

3.1              GNOG Gaming Service. Subject to and in accordance with the terms of this Agreement, GN hereby grants GNOG the right to host, manage, control, operate, support and administer, under GN’s Operating Licenses, the GNOG Gaming Service during the Term. Such GNOG Gaming Service shall comply with all applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security and financial Laws.

3.2              Administration of the Online Gaming Business. Subject to any limitations imposed by applicable Gaming Laws, and except for the GN Obligations, GNOG shall manage, administer and control all management decisions concerning, all aspects of the Online Gaming Business, which may include (a) the development, operation, enhancements, upgrades, updates, fixes, additions, substitutions and replacements of all or any component thereof; (b) updating, replacing and maintaining the Infrastructure; (c) providing and maintaining any websites and domain names; (d) determining the features and functionality associated with the GNOG Gaming Service; (e) branding, marketing and promotion of the GNOG Gaming Service; (f) day-to-day management of the player network, including Verification Checks, fraud and collusion monitoring and control; (g) management of Player Incentives, loyalty programs and player-related costs; (h) customer service functions, including prompt resolution of any player disputes; (i) providing the payment processing system and services appurtenant thereto, including payment of all GNOG Player withdrawals and prompt advance notification to GN with respect to any cage withdrawals by GNOG customers; (j) promptly providing to GN all information, reports and data necessary for GN to timely comply with all Gaming Laws and other Laws applicable to GN or respond to any inquiries or investigations by Gaming Authorities; (k) procuring Third Party vendors and suppliers, (l) management and administration of Skin Agreements, (m) operation, management and maintenance of the Live Dealer Studio, and (n) any other required function or service reasonably required or necessary to provide, deliver or operate the Online Gaming Business in a manner consistent with generally accepted industry practices (collectively, the “GNOG Obligations”).

3.2.1        In consideration of the foregoing, GNOG shall be entitled to all revenues generated from the GNOG Gaming Services, including all future revenues received from Skin Operators to which GNOG provides the GNOG Gaming Services, if any, following the date hereof.

3.2.2        Notwithstanding anything to the contrary in this Agreement, and subject to any Gaming Laws, GNOG shall be entitled to use qualified contractors or subcontractors to perform or assist with the GNOG Obligations with respect to the GNOG Gaming Service hereunder (each, a “Subcontractor”), including subcontracting the provision for Online Gaming Platform and the services provided in accordance therewith; provided, GNOG shall always remain responsible for the performance of its obligations under this Agreement regardless of the fact it has employed Subcontractors to provide or assist with such service.

3.3              Other Agreements. Concurrently with the execution of this Agreement the Parties and/or their applicable Affiliates shall, and shall cause such Affiliates, to perform the following:

3.3.1        GN License Agreement. GN shall cause GNLV and GN Parent to enter into the GN License Agreement with GNOG.

3.3.2        Live Dealer Studio. GNOG shall be responsible, at its sole cost and expense, for managing, operating and maintaining the Live Dealer Studio, and administering all third-party agreements related thereto, including without limitation, employing all staff necessary for the operation of the Live Dealer Studio.

3.3.3        Office Leases. GN (or its appropriate Affiliate) and GNOG shall enter into the leases pertaining to office space previously designated by GN (i) within the Casino for GNOG employees located in New Jersey who are reasonably required to support the Online Gaming Business, and (ii) at GN Parent’s headquarters located in Houston, Texas, for GNOG employees reasonably required to support the Online Gaming Business.

3.3.4        Services Agreement. GN, GNOG and GN Parent shall enter into the Services Agreement.

Article 4
GAMING AND REGULATORY COMPLIANCE

4.1              GN Obligations. As a result of the GNOG Gaming Service being offered under GN’s Operating License, in addition to the other obligations of GN under this Agreement, GN shall be responsible for the following at no additional costs or fees to GNOG, other than as specified as a GN Reimbursed Expense or otherwise specified herein (collectively, the “GN Obligations”):

4.1.1        To obtain and maintain all Gaming Approvals and other Governmental Approvals required to perform its obligations under this Agreement with respect to the GNOG Gaming Service, including, without limitation, and subject to any reimbursement obligations of GNOG hereunder, GN’s Operating License;

4.1.2        Filing all reports with the Gaming Authorities required of a holder of an Operating License with respect to the GNOG Gaming Service, including, without limitation, gross gaming revenue, accounting and financial reports, customer activity and disputes reports, and reports regarding fraud and collusion;

4.1.3        Subject to reimbursement by GNOG in accordance with this Agreement, remitting all Reimbursable Gaming Taxes associated with the GNOG Gaming Service. For the avoidance of doubt, remittance of the Federal Sports Wagering Excise Tax relating to the GNOG Gaming Service shall be the responsibility of GNOG;

4.1.4        Providing all reasonable access to and reasonable use of GN “key employees” (as defined under NJ Gaming Law) to support GNOG’s applications for, and maintenance of, Governmental Approvals required under NJ Gaming Law; provided, however, the foregoing shall not relieve GNOG of any obligations it may have to provide its own “key employees” as required by NJ Gaming Law in connection with GNOG’s operations under this Agreement; and

4.1.5        Any other obligations required to maintain GN’s Operating License.

The GN Obligations shall at all times be performed in compliance with applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security and financial Laws.

4.2              Required Filings.

4.2.1        Currency Transaction Reports. GNOG shall be responsible for preparing and filing any and all Currency Transaction Reports (“CTRs”) other than with respect to cash transactions conducted at the GN cage and unless otherwise directed by Governmental Authorities. GN shall be responsible for preparing and filing any CTRs relating to transactions conducted by GN with GNOG Players at the GN cage (e.g., GN will be responsible for filing of CTRs for cage withdrawals or cage deposits made by GNOG Players).

4.2.2        Suspicious Activity Reports. GNOG shall be responsible for preparing any and all Suspicious Activity Reports-Casinos (“SARCs”) relating to transactions conducted by GNOG with GNOG Players as required by Law, and promptly delivering such SARCs to GN to be filed by GN on GNOG’s behalf under the GN taxpayer identification number. For purposes of clarity, with respect to any SARCs prepared by GNOG and delivered to GN, the GNOG taxpayer identification number will be documented in the SARC narrative relating to the reported transaction. GN shall be responsible for preparing and filing any SARCs relating to transactions conducted by GN with GNOG Players at the GN cage (e.g., GN will be responsible for the preparing and filing of SARCs for cage withdrawals or deposits made by GNOG Players).

4.2.3        Required Tax Filings. GNOG shall be responsible for filing (under GNOG’s taxpayer identification number), and accounting to the appropriate Governmental Entity for, all filings required under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable federal or state tax Laws in respect of money wagered by GNOG Players through the GNOG Gaming Service, including without limitation, all 1099 filings, W-2G filings, and filings related to the Federal Sports Wagering Excise Tax and related payments (collectively, “Required GNOG Tax Filings”).

4.2.4        GNOG Reporting. GNOG shall promptly provide to GN all information reasonably requested by GN from time to time in order for GN to comply with applicable Laws relating to any of the filings required under this Section 4.2, including without limitation verification of all Required GNOG Tax Filings, any CTRs or SARCs filed by GNOG. Any information provided by GNOG to GN pursuant to this Section 4.2.4 (i) shall be expressly subject to the confidentiality provisions of Article 9 of this Agreement, and (ii) shall not be used by GN for the acquisition of customers or for purposes competitive to GNOG. The restrictions set forth in the prior sentence shall survive any termination or expiration of this Agreement.

4.3              Compliance.

4.3.1        In managing, administering and controlling the GNOG Gaming Service as contemplated by this Agreement, GNOG (a) shall not engage, retain, employ or be controlled by, any Person (i) who is known by GNOG to be an Unsuitable Person or (ii) who is then known by GNOG to be in material violation of NJ Gaming Law and (b) shall comply with NJ Gaming Law with respect to any investigation or licensure it must do with respect to any personnel it employs associated with the GNOG Obligations and the GNOG Gaming Service.

4.3.2        GNOG shall implement Verification Checks that are compliant with the NJ Gaming Law.

4.3.3        GNOG shall also be responsible for ensuring that if a GNOG Player has set deposit or betting limits, or limits on play duration, or time out from play, that such limits are enforced. GNOG further agrees to implement any additional administrative measures to monitor game play as required by the NJ Gaming Laws.

4.3.4        Each Party shall cooperate with any Governmental Entity that has proper jurisdiction over the GNOG Gaming Service under the NJ Gaming Laws or otherwise, if there is any bona fide request for information or investigation in relation to the GNOG Gaming Service to the extent required by applicable Laws. In such event, the Party that is subject to the request for information or investigation shall (providing that they are not bound by a duty of confidentiality towards the Governmental Entity making such request or conducting such investigation) promptly give written notice to the other Party of such request or investigation, providing reasonable details.

4.3.5        GNOG shall develop (or license or otherwise procure), implement and maintain data security policies, protocols and systems, which may include without limitation firewalls, security patches, anti-virus software, and data encryption processes, designed to reasonably protect all GNOG Customer Data and other data on the GNOG Gaming Service servers and systems against any data security breaches. GN shall have the opportunity to review and comment on all GNOG data security measures and any modifications thereto from time to time; provided, however, GN shall have no obligation to do so, and GN shall have no liability for any such review and comments provided to GNOG from time to time.

4.4              Sports Event Restriction. GNOG acknowledges that, in addition to any other sports events for which GN is prohibited from accepting wagers under NJ Gaming Laws or pursuant to any restrictions imposed upon GN or its Affiliates by the governing body of any sports league or association (e.g., the National Basketball Association, National Football League, Major League Baseball, or National Collegiate Athletic Association), GNOG shall not be permitted to accept any wagers of any kind on (a) any games or events involving the NBA Houston Rockets (including other teams with respect to such team’s participation in any such game or event involving the NBA Houston Rockets), (b) any futures or proposition wagers involving the NBA Houston Rockets, (c) the individual performance of any member of the NBA Houston Rockets, whether in a single game, a series of games, or all or part of a season (including futures such as Most Valuable Player Awards), and (d) the individual performance of any player in any game where such player’s opponent is the NBA Houston Rockets, and (e) any other wager which is determined by GN in its sole discretion, based on advice of counsel, to be prohibited by NJ Gaming Laws or applicable league rules. This restriction shall apply to GNOG unless and until GN provides GNOG with written notice that, in GN’s good faith determination, this restriction no longer applies to GN and/or GNOG’s operation under GN’s Operating Licenses under applicable Laws. GN reserves the right to amend this restriction in its sole discretion upon written notice to GNOG to the extent that GN reasonably determines that such amendment is required under Applicable Laws or applicable league rules and so long as such amendment is no more restrictive than the policies and procedures applicable to GN’s own Online Sports Wagering activities. GNOG agrees to at all times comply with any reasonable policy directives issued by GN for purposes of complying with the foregoing and, upon request by GN from time to time, provide GN with a list of wagers offered and/or prohibited in order to demonstrate compliance with this Section 4.4; provided, that such requests shall be limited to once per calendar year or such greater number of times that is necessary for GN itself to comply with NJ Gaming Laws or any restrictions imposed upon GN or its Affiliates by the governing body of any sports league or association.

Article 5
ACCOUNTS

5.1              Operating Account.

5.1.1        GN shall be responsible for establishing an operating bank account with an Eligible Bank (designated by GNOG and reasonably approved by GN) for the GNOG Gaming Service in compliance with NJ Gaming Laws (the “GNOG Bank Account”). With respect to the GNOG Bank Account, (a) GNOG shall be responsible for funding the GNOG Bank Account with all amounts required by GNOG to conduct business through the GNOG Gaming Service and the Player Funds Security Amount (as defined in Section 5.2 below); and (b) GN shall (i) in a timely manner not to exceed three (3) Business Days after the establishment of the GNOG Bank Account provide designated GNOG employees, as determined by GNOG, with all necessary joint authority to deposit and withdraw funds to and from the GNOG Bank Account, (ii) hold all funds in the GNOG Bank Account in trust for GNOG, subject to any permitted use by GN of such funds pursuant to this Article 5 or as otherwise directed by GNOG in writing, and (iii) establish and maintain for the duration of the Term internal controls to prevent unauthorized access to (and unauthorized use by GN employees or representatives) or use of the GNOG Bank Account and its funds. GNOG releases and waives any and all claims against, and shall indemnify, defend and hold harmless, GN from and against any liability or claims arising out of any unauthorized, unlawful or improper activities conducted by any GNOG employees designated with account authority by GNOG under clause (b)(i) above through use of the GNOG Bank Account. GN releases and waives any and all claims against, and shall indemnify, defend and hold harmless, GNOG from and against any liability or claims arising out of any unauthorized, unlawful or improper activities conducted by GN or any GN employees regarding the GNOG Bank Account.

5.1.2        Notwithstanding the foregoing, GN shall have the right to access and draw funds from the GNOG Bank Account for the purpose of obtaining reimbursement for:

(a)               any cage cash-outs or other withdrawal amounts paid by GN to GNOG Players which are not otherwise advanced or reimbursed by GNOG to GN when required pursuant to Section 5.3; and

(b)               (x) any GN Reimbursed Expenses, which are not reimbursed by GNOG to GN when due, or (y) any Reimbursable Gaming Taxes which are not reimbursed by GNOG to GN when due; provided, that (i) such withdrawal shall not be permitted to the extent it would cause the balance of the GNOG Bank Account to be non-compliant with applicable Law.

5.1.3        GN shall not have the right to access or draw funds from the GNOG Bank Account for any other purpose, except as set forth in Section 5.1.2 or as otherwise directed by GNOG in writing.

5.2              Player Funds Security Amount. In addition to any operating funds in the GNOG Bank Account, GNOG will fund such amounts required to ensure the security of funds held in GNOG Player accounts as required by Chapter 690:1.3k of the NJ State Gaming Regulations (the “Player Funds Security Amount”). During the Term and for ninety (90) days following the expiration or termination of this Agreement (or such longer period as may be required by Gaming Authorities), GNOG will ensure that the balance maintained in the GNOG Bank Account is at all times $50,000 greater than the sum of the daily ending cashable balance of all GNOG Player accounts, funds on game, and pending withdrawals.

5.3              Cage Withdrawals. GNOG shall approve or reject each request by a GNOG Player to make a cage cash-out within 24 hours of GN providing notice thereof. GNOG shall be required to reimburse GN for all amounts paid by GN to GNOG Players pursuant to an approved cage cash-out within two (2) Business Days; provided, that GN reserves the right to require GNOG to advance funds to GN in advance of any individual withdrawal in excess of Ten Thousand Dollars ($10,000).

Article 6

FACILITIES

6.1         Equipment Room License. GN hereby grants to GNOG a limited, revocable, nonexclusive license (the “Equipment Room License”) to use a portion of the equipment room space at the Property shown on Exhibit B attached hereto (the “Equipment Room”) solely to install, operate, maintain and repair servers, computer racks, computer equipment, software, hardware and other equipment owned, licensed or leased by GNOG or its designees, associated with GNOG Gaming Service (the “GNOG Equipment”) on the terms and conditions set forth in this Article 6. So long as GNOG is not in material default of this Agreement, taking into account any applicable notice and cure period, GN shall not revoke the Equipment Room License during the Term.

6.1.1        The Parties acknowledge that the GNOG Equipment is presently installed in an acceptable location within the Equipment Room (the “Licensed Area”). GN agrees that GNOG will have use of, and access to, such electrical power, backup generator power, HVAC, fire suppression and redundancies (“Support Facilities”) as may currently exist in the Equipment Room as of the Effective Date to the extent GNOG’s use any of the foregoing would not materially adversely impact the use or operation of any equipment or any equipment of GN or third parties currently installed within the Equipment Room. Any additions or enhancements to existing Support Facilities will be at the cost and expense of GNOG pursuant to Section 6.1.2 below. The Licensed Area shall adequately house the GNOG Equipment and allow GNOG to reasonably install, operate, maintain and repair the GNOG Equipment. GN will have the right to relocate with Licensed Area; provided, however, GN will not require GNOG to relocate the GNOG Equipment on less than sixty (60) days written notice, except in the case of an Emergency. In the event of an Emergency, GN will use reasonable efforts to provide GNOG immediate notice upon discovery of or identification of such impeding event that does, or with the passage of time, may keep GNOG from properly utilizing the Licensed Area. Subject to Section 6.1.2 below, GNOG shall not be responsible for any lease or rental costs for use of the Licensed Area in the Equipment Room.

6.1.2        GNOG shall, at its sole cost and expense, be responsible for paying for any alterations, improvements or capital expenditures to the Property, Equipment Room and/or related infrastructure which is either (i) required by NJ Gaming Law for the GNOG Equipment, or (ii) which GNOG may reasonably deem necessary, in either case for the installation and proper operation of the GNOG Equipment and any other GNOG equipment located in the Equipment Room, including without limitation, additional power supply, additional air-conditioning, dedicated data circuits, and internet service. All such alterations, improvements or capital expenditures under Section 6.1.2(ii) above shall be performed at the direction of GN at GNOG’s sole cost and expense. GNOG shall be responsible, at its sole cost and expense, for the maintenance and repair of any improvements or alterations which solely service GNOG Equipment. Subject to the terms of this Article 6, GN shall be responsible to maintain and repair Support Facilities which service all equipment located in the Equipment Room generally.

6.1.3        GNOG shall provide GN (and shall keep up to date) a list of the GNOG’s employees, agents, and contractors who will be entering the Equipment Room on behalf of GNOG (“Authorized Personnel”) and certify that all such Authorized Personnel are authorized to enter the Equipment Room with appropriate Gaming Approvals, pending applications to receive Gaming Approvals or the lack of any necessity for such persons to have Gaming Approvals. Subject to applicable Laws, and compliance with GN’s reasonable general operating policies and procedures for the Property (as may be in effect from time to time), GNOG’s Authorized Personnel may access the Equipment Room at any time with advanced reasonable notice. Additionally, GNOG shall have, as appurtenant to the Equipment Room License, non-exclusive rights to access common walkways necessary for access to the Property. GNOG acknowledges that, under no circumstances shall GNOG and/or its employees, agents, contractors, licensees or invitees have access to or use of any equipment located within the Equipment Room other than the GNOG Equipment, without the prior written consent of GN.

6.1.4        Notwithstanding anything in this Article 6 to the contrary, GNOG may retain the GNOG Equipment in the Property until the later of the end of thirty (30) Business Days after the end of the Term or forty-five (45) days after the expiration or earlier termination of this Agreement and retain access to the Property by Authorized Personnel for the sole purpose of removing the GNOG Equipment. GNOG’s access to the Property for such purpose shall be subject to all of the terms and conditions of this Agreement and the Equipment Room License. To the extent that GNOG Equipment continues to occupy the Equipment Room beyond any period permitted under this Agreement, any GNOG Equipment remaining after such period shall, at GN’s option, be deemed abandoned, automatically become the property of GN and GN may use or dispose of such GNOG Equipment as GN may determine in its sole and absolute discretion.

6.1.5        Both Parties will comply with all applicable Laws, including all regulations of all duly constituted authorities with jurisdiction over the Equipment Room, the Casino, the GNOG Equipment and/or the GNOG Gaming Service.

6.1.6        GNOG acknowledges and agrees that it will be provided with an opportunity to inspect the Equipment Room and shall accept possession of the Licensed Area of the Equipment Room from GN in its existing “AS IS” and “WITH ALL FAULTS” condition. GNOG ACKNOWLEDGES THROUGH ITS ACCEPTANCE OF THE LICENSED AREA, AND EXCEPT AS SET FORTH IN THIS AGREEMENT, GN HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO GNOG WITH RESPECT TO THE QUALITY OF CONSTRUCTION OF ANY IMPROVEMENTS WITHIN OR CONNECTED TO THE EQUIPMENT ROOM OR AS TO THE CONDITION OF THE EQUIPMENT ROOM OR ITS CONNECTIONS AS OF DELIVERY, EITHER EXPRESS OR IMPLIED, AND THAT GN EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY THAT THE EQUIPMENT ROOM IS SUITABLE FOR GNOG’S INTENDED COMMERCIAL PURPOSES AS OF DELIVERY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) GNOG’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT ARE NOT DEPENDENT UPON THE CONDITION OF THE EQUIPMENT ROOM OR THE PROPERTY (NOW OR IN THE FUTURE), AND (B) GNOG SHALL CONTINUE TO PAY ALL AMOUNTS HEREUNDER WITHOUT ABATEMENT, SETOFF OR DEDUCTION NOTWITHSTANDING ANY BREACH BY GN OF ITS DUTIES OR OBLIGATIONS WITH RESPECT TO THE EQUIPMENT ROOM HEREUNDER.

6.1.7        Notwithstanding anything in this Agreement to the contrary, except as provided in Section 6.1.7 above, no suspension, interruption, malfunction or change in the quantity or character of any utility service provided to the Equipment Room shall constitute an eviction or disturbance of GNOG’s use or possession of the Licensed Area or a breach by GN of any of GN’s obligations hereunder or render GN liable or responsible to GNOG for any loss or damage which GNOG may sustain or incur, or grant GNOG any right to set off, abatement, or recoupment. In such event, if the condition is not cured within fifteen (15) days after written notice to GN, GNOG’s sole and exclusive remedy shall be to elect to remove the GNOG Equipment from the Licensed Area without any further liability on the part of GN.

6.1.8        If the Licensed Area is destroyed by fire or other casualty so as to render the Licensed Area unusable for the permitted uses set forth herein, GN shall have no obligation to restore the Equipment Room absent providing written notice to GNOG of its election to do so.

6.1.9         EXCEPT IN THE CASE WHERE THE FOLLOWING ARISE OUT OF OR ARE IN CONNECTION WITH THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GN, GNOG SHALL INDEMNIFY, DEFEND AND HOLD GN HARMLESS FROM AND AGAINST ALL COSTS, EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES), FINES, SUITS, LOSSES, DAMAGES, JUDGMENTS, CLAIMS, DEMANDS, LIABILITIES AND ACTIONS ARISING FROM OR IN CONNECTION WITH ANY CLAIMS ARISING FROM (A) ANY INJURY TO OR DEATH OF, OR DAMAGE TO PROPERTY OF, GNOG, GNOG’S EMPLOYEES OR CONTRACTORS, (B) FAILURE BY THE GNOG EQUIPMENT TO COMPLY WITH ALL APPLICABLE LAWS OR REGULATIONS, OR (C) THE OPERATION, PERFORMANCE, OR FUNCTIONALITY OF THE GNOG EQUIPMENT.

6.1.10      Anything in this Agreement to the contrary notwithstanding, and except in the case of gross negligence or willful misconduct of GN, GNOG hereby waives any and all rights of recovery, claim, action or cause of action against GN, its officers, directors, employees or agents for any damage to the Licensed Area or GNOG Equipment, by reason of fire, the elements or any other cause which is insurable under a standard “all risk” property insurance policy on the GNOG Equipment, regardless of cause or origin. The provisions of this Section 6.1.11 shall survive the expiration or termination of this Agreement.

Article 7

FEES

7.1         Monthly Royalty. For each calendar month commencing on the Effective Date, GNOG shall be obligated to pay to GN an amount equal to three percent (3%) of Net Gaming Revenue generated from the GNOG Gaming Service for such month (“Monthly Royalty”) as provided in the License Agreement. For the avoidance of doubt, any Monthly Royalties paid under this Agreement which would also be owed under the GN License shall be in lieu of, and not in addition to, such amounts owed under the GN License.

7.2         Additional Fees. At all times during the Term, GNOG shall be obligated to reimburse GN for all GN Reimbursed Expenses incurred by GN in connection with this Agreement, and any other amounts which are made the responsibility of GNOG under this Agreement (including without limitation Reimbursable Gaming Taxes) on the terms set forth below.

7.3         Reports.

7.3.1        By no later than ten (10) days (or sooner if required by Gaming Laws) following the end of each calendar month during the Term, and in addition to any other reports required by GNOG under this Agreement, GNOG shall provide GN with a full and accurate statement of revenues generated from the GNOG Gaming Service for the prior calendar month (the “GNOG Revenue Report”), setting forth in reasonable detail the following: (a) Gross Gaming Revenue generated from Online Casino Games, Online Poker Games and Online Sports Wagering, respectively, (b) any permitted deductions from Gross Gaming Revenue, including without limitation, GNOG’s calculation of Gaming Tax owed, (c) GNOG’s calculation of Net Gaming Revenue generated from the GNOG Gaming Service, and (d) the Monthly Royalty owed.

7.3.2        No later than ten (10) days following the end of each calendar month, GN shall deliver an invoice to GNOG that describes in detail reasonably acceptable to GNOG any GN Reimbursed Expenses owed by GNOG to GN.

7.4         Monthly Payments. Payment by GNOG of the Monthly Royalty shall be due and payable as provided in the GN License. Payment of all undisputed amounts reflected in any invoice for GN Reimbursed Expenses or other amounts owed is due upon receipt, and, except as otherwise expressly provided herein, GNOG shall pay all amounts set forth in such corresponding invoice within ten (10) days following receipt. Any amount not received by the payment deadline will be subject to interest at the lesser of 1.5% per month or the maximum rate allowed by law and will be subject to an administrative charge for late processing equal to two percent (2%) of the amount not timely paid.

7.4.1        Notwithstanding the payment terms set forth in Section 7.3, (i) invoices specific to NJDGE investigative fees or other assessments specifically attributable to GNOG or the GNOG Gaming Service shall be payable to GN within ten (10) Business Days following receipt of invoice therefor, so long as such invoice is promptly delivered to GNOG, (ii) payments by GNOG for Reimbursable Gaming Taxes owed with respect to the GNOG Gaming Service for the previous calendar month shall be due on or before the ninth (9th) day of each calendar month, or such sooner time as may be notified by GN from time to time, and (iii) certain reimbursements by GNOG with respect to GNOG Player cage withdrawals shall be payable as provided in Section 5.3.

7.4.2        Each payment obligation of GNOG hereunder in respect of periods prior to the expiration or termination of this Agreement shall survive the same and shall be payable upon such time as is contemplated under this Agreement.

7.5         Payment Method. All payments required under this Article 7 shall be made by means of wire transfer in immediately available funds to an account GN may indicate pursuant to Section 13.12.

7.6         Right to Audit. Both Parties will keep and maintain accurate books of account and records covering all transactions relating to this Agreement. Each Party is entitled at its sole cost and expense, to: (a) audit such books and records up to two (2) times each calendar year, upon at least thirty (30) days prior written notice to the other Party, or at any time during a calendar year upon written demand by any Gaming Authority to the extent such demand relates to the other Party’s books and records, in each case upon at least forty-eight (48) hour notice, by sending an authorized representative, agent, attorney and/or accountant, during normal business hours, to the then current business address in the USA of the other Party where records are maintained; and (b) make or cause such authorized representative, agent, attorney or accountant to make copies and summaries of such books and records for use in auditing only (such books and records and copies and summaries, will be deemed Confidential Information). All books records shall be subject to the audit rights set forth in the GN License.

Article 8

OWNERSHIP

8.1         GNOG Gaming Service and Online Gaming Platform Ownership. The Parties acknowledge that GN has contributed to GNOG all assets used primarily in connection with the Online Gaming Business.

8.1.1        GN acknowledges and agrees that GNOG owns or licenses all right, title and interest in and to the Online Gaming Platform, GNOG Gaming Service and Infrastructure, and that other than the rights expressly granted to GN under this Agreement and those rights in the GN Marks reserved to GN pursuant to the GN License, GN has no rights in and to the foregoing. The Parties agree that there are and shall be no implied licenses under this Agreement and that GNOG expressly reserves all rights not expressly granted to GN hereunder.

8.1.2        GNOG hereby grants to GN during the Term a limited, revocable, nonexclusive, royalty-free, non-transferable (except as permitted by Section 13.4) license (subject to the NJ Gaming Law), to use the Online Gaming Platform solely to the extent necessary to carry out GN’s obligations under this Agreement or under applicable Gaming Laws.

8.1.3        GN’s Affiliate owns all right, title and interest in and to the GN Marks licensed to GNOG under the GN License. GNOG acknowledges and agrees that it shall not acquire any rights in the foregoing except as expressly granted under the GN License and that GN expressly reserves for and on behalf of its Affiliates all rights not so expressly granted.

8.1.4        Each of GN and GNOG acknowledges and agrees that the licensor or ultimate owner of each of the GNOG Brands owns all goodwill associated therewith. Each of GN and GNOG further acknowledges and agrees that its use of any GNOG Brands owned by the other Party, if any, if and as expressly provided for under this Agreement or the GN License, shall inure to the benefit of the other Party and that the first Party shall not acquire any rights therein.

8.1.5         GN may not reverse-engineer, decompile or disassemble any aspect of the Online Gaming Platform or the GNOG Gaming Service. GN may not reproduce, display, perform, distribute, sell, modify or create derivative works based upon any aspect of the Online Gaming Platform or the GNOG Gaming Service. GN shall not (a) permit any Persons to use any aspect of the Online Gaming Platform or GNOG Gaming Service except as otherwise agreed by the Parties or (b) use any aspect of the Online Gaming Platform or GNOG Gaming Service in the operation of a service bureau.

8.2         Customers and Data Ownership.

8.2.1         GNOG shall own all information related to the GNOG Players, including personally identifiable information, and historical play information (“GNOG Customer Data”), and GN hereby assigns any and all current and future rights in the GNOG Customer Data acquired through the GNOG Gaming Service to GNOG; provided, however, that GNOG shall provide to GN any and all GNOG Customer Data that GN is required to maintain under applicable Gaming Laws under the following conditions: (i) nothing contained in this Section 8.2.1 shall limit GNOG from exploiting the GNOG Customer Data in any way, (ii) nothing contained in this Section 8.2.1 shall permit GN to use GNOG Customer Data for any purpose other than compliance with applicable Gaming Laws, (iii) GN shall be responsible for compliance with applicable Laws concerning privacy and personally identifiable information in connection with its use of GNOG Customer Data and (iv) GNOG shall only be required to disclose GNOG Customer Data which includes personally identifiable information as required in order for GN to comply with applicable Gaming Laws. GN acknowledges and agrees that GNOG Customer Data shall be Confidential Information and it shall not, and shall not permit any Person to, transfer or disclose any GNOG Customer Data to any other Person: (a) without the prior written consent of GNOG, which consent may be granted or withheld in GNOG’s sole discretion, or (b) unless required by Law. Notwithstanding anything contained in this Agreement, GN shall use the GNOG Customer Data only in connection with its obligations hereunder and shall (i) hold it in strict confidence, (ii) use standard industry practices to keep it secure and (iii) promptly notify GNOG of any breach and assist GNOG in taking any remedial action reasonably requested by GNOG. Notwithstanding anything herein to the contrary, GN shall own all information related to customers of GN’s or its subsidiaries’ or affiliates’ land-based casino operations, including personally identifiable information, and historical play information, and nothing herein shall be construed as granting GNOG any rights, title or interest in such information.

8.2.2         Subject to applicable Laws, GNOG shall be entitled to create, implement and amend the terms of use and privacy policies for the GNOG Gaming Service as it deems appropriate. Each Party shall be solely responsible for compliance with all applicable Laws concerning privacy and personally identifiable information in connection with its use of GNOG Customer Data.

Article 9

CONFIDENTIALITY

9.1         Confidentiality. Each of GNOG and GN acknowledges that it may acquire Confidential Information (as defined below) with respect to the other Party and the Online Gaming Business. In connection therewith, each Party covenants to refrain from using or disclosing at any time any such Confidential Information with respect to the other Party except as expressly permitted under this Agreement or to the extent necessary to fulfill such Party’s duties under this Agreement. Each Party may share the Confidential Information disclosed by the other Party (the “Disclosing Party”) to such receiving Party (the “Receiving Party”) with such Receiving Party’s Affiliates, shareholders, members, managers, directors, officers, employees, agents, advisors, and accountants (collectively, “Representatives”) who need to know such Confidential Information in order for the Receiving Party to perform its obligations and duties under this Agreement; provided, however, that (i) the Receiving Party informs such Representatives of the confidential nature of the Confidential Information and (ii) such Representatives agree to keep such information confidential in accordance with the terms of this Section 9. The Receiving Party will protect and maintain the confidentiality of the Confidential Information it receives from the Disclosing Party with the same care it uses to protect and maintain its own Confidential Information, but in no case less than a reasonable degree of care. Notwithstanding anything in this Agreement to the contrary, the Receiving Party shall be responsible for any action or inaction by any of its Representatives if such action or inaction could constitute a breach of the obligations of this Section 9 had such action or inaction been made by the Receiving Party.

For purposes of this Agreement, “Confidential Information” shall mean all information with respect to a Party and its Affiliates and the Online Gaming Business, including, without limitation, confidential information and trade secrets concerning such business and other plans, customer names, customer requirements and supplier names, profit formulas and financial plans, disclosed by the Disclosing Party to the Receiving Party, whether orally or in writing, whether or not labeled as confidential. “Confidential Information” shall not include information that:

(i)         was available to the general public at the time it was disclosed or becomes available to the general public subsequent to the disclosure (provided that this exception will not apply if the public disclosure is due to an act or omission of the Receiving Party or its Representatives);

(ii)        was independently developed by the Receiving Party or its Representatives without any use of or reference to the Disclosing Party’s Confidential Information; or

(iii)       was properly and legally received from a third party which is not an Affiliate of GNOG or GN and which is not under any duty to the Disclosing Party not to disclose such information at the time of such disclosure.

9.2         Disclosures Required by Law. The Receiving Party and its Affiliates may disclose information received under this Agreement to the extent required by applicable Law, an order or requirement of a court, a subpoena or other discovery process (e.g., interrogatories or requests for the production of documents), or an order or requirement of any Governmental Entity having jurisdiction over the Receiving Party or any relevant Affiliate); provided, however, that the Receiving Party shall, if legally permitted, provide prompt notice thereof to the Disclosing Party prior to any such disclosure so that the Disclosing Party can determine whether the Disclosing Party desires to obtain a protective order or otherwise prevent public disclosure of such information. If the Disclosing Party seeks a protective order, then the Receiving Party and any relevant Affiliate will provide reasonable cooperation at the Disclosing Party’s request and expense. In the event that a protective order or other remedy is not obtained, the Receiving Party and any relevant Affiliate may furnish only that portion of the Confidential Information that is legally required to be disclosed and shall exercise all commercially reasonable efforts, at the Disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded such disclosed Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, this Section 9.2 shall not apply to any audit, examination or inquiry by the Securities and Exchange Commission, and in no event shall the Receiving Party or its Affiliates be restricted or prohibited from disclosing any information in connection with the same.

9.3         Remedies. Each of GNOG and GN hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies each may have available to it pursuant to the Laws of any jurisdiction or common law or judicial precedent to prevent the disclosure of proprietary or Confidential Information, and the enforcement by any of them of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement. In furtherance of the foregoing and in addition to any other remedies that may be available in law, in equity or otherwise, Disclosing Party shall be entitled to seek injunctive relief to prevent any unauthorized use or disclosure of Confidential Information without having to prove damages or post a bond or other security.

9.4         Return or Destruction of Confidential Information. Upon termination of this Agreement, each Receiving Party agrees to destroy or return to the Disclosing Party all documents or recorded material of any type (including all copies, extracts or other recordings thereof) which may be in its possession or under its control and which constitutes (in whole or in part) Confidential Information of such Disclosing Party; provided, that the Receiving Party and its Representatives may retain (i) Confidential Information to the extent it is backed up on electronic information management and communications systems or servers in the ordinary course and is not available to an end user and cannot be expunged without considerable effort and (ii) Confidential Information to the extent such retention is required by bona fide document retention implemented to comply with applicable Law, regulation or enforceable professional standards and consistently applied with appropriate access restrictions. Any Confidential Information so retained shall remain subject to this Section 5 until returned or destroyed.

9.5         Non-Waiver. Each Party acknowledges and agrees that some of the Confidential Information may be subject to certain legal privileges or may be classified as, or considered to be, a trade secret. Disclosure of Confidential Information is not intended to, and does not constitute, a waiver of any legal privileges, including, without limitation, attorney-client privilege or work product privilege, or impair its classification or protection as a trade secret. All obligations arising hereunder with respect to Confidential Information that constitutes a trade secret under applicable Law shall survive termination of this Agreement until such Confidential Information no longer constitutes a trade secret.

9.6         Survival. The provisions of this Section 9 shall survive any termination of this Agreement.

Article 10

REPRESENTATIONS AND WARRANTIES

10.1       Representations and Warranties of GN. In order to induce GNOG to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, GN hereby represents and warrants as of the date hereof to GNOG as follows:

10.1.1      Organization. GN is a limited liability company, duly organized and validly existing under the Laws of the State of New Jersey.

10.1.2      Authority and Validity. GN has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by GN of, and the performance by GN of its obligations under this Agreement have been duly authorized by the requisite action on its part, including, if necessary, approval of the board of directors of GN’s parent entity. This Agreement is the valid and binding obligation of GN, enforceable against GN in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

10.1.3      Non-Contravention. The execution, delivery and performance by GN of this Agreement does not and will not (a) conflict with or violate any provision of GN’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which GN is a party or by which it is bound, (c) violate any Law to which GN is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which GN is a party or by which it is bound or affected.

10.1.4      No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to GN in connection with the execution, delivery and performance of this Agreement.

10.1.5      No Litigation. Except as disclosed in writing to GNOG on or before the execution of this Agreement, there is no pending or, to GN’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against GN or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on the GNOG Gaming Service.

10.1.6      Permits. GN has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

10.2       Representations and Warranties of GNOG. In order to induce GN to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, GNOG hereby represents and warrants as of the date hereof to GN as follows:

10.2.1      Organization and Qualification. GNOG is a limited liability company, duly organized and validly existing under the Laws of the State of New Jersey.

10.2.2      Authority and Validity. GNOG has the requisite power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution and delivery by GNOG of, and the performance by GNOG of its obligations under this Agreement have been duly authorized by the requisite company, corporate, or other such organizational action on its part, including if necessary approval of the sole manager of GNOG. This Agreement is the valid and binding obligation of GNOG, enforceable against GNOG in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

10.2.3      Non-Contravention. The execution, delivery and performance by GNOG of this Agreement does not and will not (a) conflict with or violate any provision of GNOG’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which GNOG is a party or by which it are bound, (c) violate any Law to which GNOG is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which GNOG is a party or by which it is bound or affected.

10.2.4      No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to GNOG in connection with the execution, delivery and performance of this Agreement.

10.2.5      No Litigation. Except as disclosed in writing to GN on or before the execution of this Agreement, there is no pending or, to GNOG’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against GNOG or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on the GNOG Gaming Service.

Article 11

TERM AND TERMINATION

11.1       Commencement of Term. Subject to the terms and conditions of this Agreement, the Term shall commence on the Term Commencement Date and continue for the duration of the Initial Term, subject to GNOG’s right to renew for one (1) additional Renewal Period as provided below.

11.2       Renewal Period. Provided that GNOG is not in material breach under this Agreement beyond any applicable notice and cure period, and this Agreement has not otherwise been terminated in accordance with its terms, GNOG shall have the right to renew this Agreement for one (1) additional five (5) year period (the “Renewal Period”). In order to exercise GNOG’s right to renew this Agreement, GNOG must provide GN with written notice of its intent to renew this Agreement no less than twelve (12) months and no more than eighteen (18) months prior to the expiration of the Initial Term.

11.3       Termination.

11.3.1      Either GNOG or GN can terminate this Agreement upon written notice to the other Party on the following terms:

(a)               subject to the notice and cure requirements of Section 11.5, upon a material breach of this Agreement by the other Party;

(b)               in the event the other Party or any of its officers, directors or shareholders that are licensed pursuant to the NJ Gaming Laws is or becomes an Unsuitable Person and such event is not cured with thirty (30) days (or such shorter period as may be prescribed by applicable Gaming Authorities) following written notice from the terminating Party;

(c)               in the event the other Party and/or any of its Affiliates (i) commences any case, proceeding or other action under any existing or future debtor relief law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (ii) makes a general assignment for the benefit of its creditors;

(d)               if there is commenced against such other Party and/or any of its Affiliates in a court of competent jurisdiction any case, proceeding or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed or unbonded for thirty (30) days;

(e)               in the event (i) any Governmental Entity institutes, maintains or brings an Action under any Law of the USA seeking to criminally penalize the offering or conduct of all Online Gaming Services in general, or (ii) the offering or conduct of Online Gaming Services is otherwise no longer permitted in the State of New Jersey under applicable Laws (including, without limitation, Federal Online Gaming Law or NJ Gaming Law); provided, that such event shall not constitute cause for termination of this Agreement unless it applies to all components of the GNOG Gaming Service (e.g. Online Sports Wagering, Online Casino Games and Online Poker Games, as applicable); or

(f)                any Gaming Authority in the State of New Jersey disapproves this Agreement or the commercial components thereof, and the Parties, acting together in good faith, are not able, without materially frustrating the commercial intent of this Agreement, to amend the Agreement so that the applicable Gaming Authority approves this Agreement in a timely manner.

11.3.2      GN shall have the right, in its sole discretion and without waiving any other rights or remedies hereunder, to terminate this Agreement if GNOG ceases offering the GNOG Gaming Service for a period of six (6) consecutive calendar months at any time during the Term (other than as a result of events constituting a Force Majeure). In such event, GN shall provide to GNOG written notice of its election to terminate and the effective date of such termination shall be the date which is thirty (30) days from the date of delivery of such termination notice.

11.4       Effect of Termination.

11.4.1      In the event this Agreement is terminated the Parties shall otherwise comply with their respective obligations under this Agreement applicable to the termination or expiration of the then current term, including without limitation, with respect to compliance with Laws, settlement of all GNOG Player accounts, and payment of all obligations owed to third parties in connection with GNOG’s operations relating to this Agreement.

11.5       Cure Rights; Offset Remedies.

11.5.1      Right to Cure. No Party shall be entitled to recover damages or terminate this Agreement pursuant to Section 11.3.1 by reason of any breach by another Party of its obligations hereunder, unless the breaching Party fails to remedy such breach within (a) 10 days with respect to any failure of the breaching Party to pay any amounts owed under this Agreement, and (b) sixty (60) days following receipt of the non-breaching Party’s notice thereof with respect to any other breaches (or, with respect to clause (b), if such cure cannot reasonably be accomplished within such sixty (60) day period, the breaching Party shall not in good faith have commenced such cure within such period and shall not thereafter have remedied such breach within an additional ninety (90) day period).

11.5.2      Right of Offset. In addition to any other rights or remedies available under applicable Law, in the event of any failure by either Party (or its Affiliate) to meet an undisputed payment obligation under this Agreement, each Party (or its Affiliate) shall have all available rights of set-off at law and in equity, which shall include, without limitation, such Party’s (or its Affiliate’s) right to withhold amounts owed to the non-paying Party (or its Affiliate) under this Agreement up to all undisputed amounts owed to the offsetting Party (or its Affiliate) under this Agreement, and all amounts owed to such Party (or its Affiliate).

11.6       Wind-Down Period. Upon the expiration of the term of this Agreement, provided that GN still holds valid Operating Licenses and GNOG is still permitted to operate the GNOG Gaming Service under the NJ State Gaming Regulations, GNOG shall have a wind-down period equal to the greater of three (3) months after the termination date, or the period of time required by Gaming Authorities. During such wind-down period, GNOG shall have the right to continue providing the GNOG Gaming Service in the same technical manner, and under the same obligations (including without limitation Monthly Royalty and other payment obligations), that it was provided immediately prior to termination of this Agreement under the terms of this Agreement. During such wind-down period, the Parties shall cooperate in developing and implementing a reasonable plan to wind down the GNOG Gaming Service in an orderly manner.

11.7        Survival. Upon termination of this Agreement all rights and obligations of the Parties under this Agreement shall terminate, other than Section 4.2.4, Article 8, Article 9, Section 11.6, Section 11.7, Article 12 and Article 13 or otherwise specifically set forth herein, provided that all amounts owed to a Party for the period prior to such termination are paid to such Party as contemplated herein.

Article 12

INDEMNIFICATION

12.1       Indemnification.

12.1.1      GN hereby agrees to indemnify and defend, to the fullest extent permitted by Law, GNOG and its Affiliates from, against and in respect of any and all liabilities, judgments, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, losses, fines, penalties, injuries, deficiencies, demands, fees, costs, amounts paid in settlement or indemnification (including reasonable attorneys’ and expert witness fees, costs and disbursements in connection with investigating, defending or settling any Action or threatened Action), and other expenses (collectively, “Claims”), in any instance arising out of any Action brought by a Third Party related to or arising or resulting from (each, a “GN Third-Party Claim”):

(a)               any breach or default in performance by GN of any representation, warranty, covenant or obligation contained in this Agreement;

(b)               except to the extent caused in whole or in part by any acts or omissions of GNOG or its Affiliates, any violation of any Law, including the NJ Gaming Law or failure to pay any Reimbursable Gaming Taxes related to the GNOG Gaming Service (provided such Reimbursable Gaming Taxes have been timely paid by GNOG to GN in advance of the due date thereof), by GN;

(c)               except to the extent caused in whole or in part by any acts or omissions of GNOG or its Affiliates, GNOG’s Gaming Approvals or GN’s Operating License in the State of New Jersey being suspended, revoked, cancelled, not renewed or terminated due to the act or omission of GN;

(d)              any claim that any of GN’s operations or GNOG’s authorized use of the GN Marks in the offering of the GNOG Gaming Service infringe on the intellectual property rights of a Third Party;

(e)               except to the extent caused in whole or in part by any acts or omissions of GNOG or its Affiliates, any claim related to any GNOG Customer Data security breach; or

(f)                the gross negligence or willful misconduct of GN.

12.1.2      GNOG hereby agrees to indemnify and defend, to the fullest extent permitted by Law, GN and its Affiliates from, against and in respect of any and all Claims arising out of any Action brought by a Third Party related to or arising or resulting from (each, a “GNOG Third-Party Claim”):

(a)               any breach or default in performance by GNOG of any representation, warranty, covenant or obligation contained in this Agreement;

(b)              except to the extent caused in whole or in part by any acts or omissions of GN or its Affiliates, any violation of any Law, including the NJ Gaming Law or failure to pay any Gaming Taxes related to the GNOG Gaming Service, by GNOG;

(c)              except to the extent caused in whole or in part by any acts or omissions of GN or its Affiliates, GNOG’s Gaming Approvals or GN’s Operating License in the State of New Jersey being suspended, revoked, cancelled, not renewed or terminated due to the act or omission of GNOG;

(d)              any claim that GN’s offering of the GNOG Gaming Service pursuant to the terms of this Agreement infringes the intellectual property rights of a Third Party;

(e)              except to the extent caused in whole or in part by any acts or omissions of GN or its Affiliates, any claim brought by a GNOG Player or any vendors or other service providers of GNOG relating to, arising out of or in connection with the GNOG Gaming Service;

(f)               except to the extent caused in whole or in part by any acts or omissions of GN or its Affiliates, any claim related to any GNOG Customer Data security breach;

(g)              any claim by Governmental Authorities regarding (i) incorrect, incomplete or improper filings required under Section 4.2 made by GNOG or by GN on GNOG’s behalf with respect to GNOG’s operations; provided, that filings made by GN on GNOG’s behalf were submitted as required under applicable Law and as prepared by GNOG, or (ii) GNOG’s failure to prepare and/or caused to be filed any filings required under Section 4.2;

(h)              any claim by any employee of GNOG that GN is the employer of, or otherwise has liabilities or obligations towards, such employee of GNOG; or

(i)                the gross negligence or willful misconduct of GNOG.

12.1.3      If any Third Party shall notify the Party possessing a right to indemnification under this Article 12 (the “Indemnified Party”) with respect to any matter which may give rise to a Third-Party Claim, then the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) thereof in writing (the “Third-Party Claim Notice”) describing the Third-Party Claim in reasonable detail. The Indemnifying Party shall promptly assume the defense of any such Third-Party Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) at the Indemnifying Party’s sole expense. The Indemnified Party must fully cooperate, as reasonably requested by the Indemnifying Party and at the Indemnifying Party’s expense, in the defense of such Third-Party Claim. The Indemnifying Party may not enter into any settlement or compromise of any Third-Party Claim, which settlement or compromise would result in any liability to the Indemnified Party, without the Indemnified Party’s prior written consent, which will not be unreasonably withheld.

12.2       Insurance. GNOG shall at all times maintain the following insurance underwritten by an insurer approved by GN in its reasonable discretion:

12.2.1      Commercial general liability insurance, (including coverage for contractual liability and advertising liability) with single-limit coverage, on an occurrence basis, of at least $5,000,000 per occurrence and naming GN as an additional insured;

12.2.2      Worker’s compensation insurance in an amount required by Law.

12.2.3       “All Risks” property insurance in an amount adequate to cover the full replacement cost of any GNOG Equipment located in the Equipment Room.

12.2.4      Such other insurance coverage and amount as may be reasonably required by GN and consistent with generally accepted industry practices.

12.2.5      Cyber insurance in amounts reasonably required and consistent with generally accepted industry practices, not to exceed $5,000,000 in the aggregate.

GNOG will furnish to GN certificates of insurance, together with endorsements, evidencing the foregoing coverage and a statement that coverage may not be cancelled, altered or permitted to lapse or expire without 30 days’ advance written notice to GN. Revised certificates of insurance shall be forwarded to GN each time a change in coverage or insurance carrier is made by GNOG, and/or upon renewal of expired coverages. Deductibles and/or self-insured retentions are subject to reasonable approval by GN. Insurance required hereby shall be primary to any insurance carried by GN. The foregoing required insurance coverage and limits shall be subject to periodic review and adjustment by GN in its reasonable discretion if in GN’s good faith judgment, such insurance coverage and limits are not consistent with generally accepted industry practices.

Article 13
MISCELLANEOUS

13.1       Effectiveness. The Parties acknowledge and agree that the terms and conditions of this Agreement are subject to the provisions of the NJ Gaming Law. Without limiting the forgoing, the Parties acknowledge and agree that no business may be conducted between the Parties until the Parties obtain the approval of the NJDGE.

13.2       No Partnership. The Parties acknowledge and agree that nothing in this Agreement shall be deemed to create a partnership, joint venture, agency or other association or a trust among the Parties.

13.3       No Third Party Beneficiaries. Except as specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties (and their Affiliates to the extent provided herein) and their respective successors and permitted assigns.

13.4       Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 13.4.1 below, no Party may assign this Agreement or any of its rights, interests or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other Party, which may be withheld in its sole and absolute discretion; provided, however, either Party shall be entitled to assign this Agreement to an Affiliate of such Party without the need for such prior written approval, provided such Affiliate has obtained all necessary Gaming Approvals and the other Party has received prompt written notice following such assignment, and. In all cases, the Person which is the assignee shall agree in writing to assume and fully comply with the obligations of the assigning party with respect to this Agreement and shall have the requisite Gaming Approvals and ability to perform the same. Any prohibited assignment is void.

13.4.1      Notwithstanding the terms of Section 13.4 above, GN shall be required to assign this Agreement to the buyer, successor, acquirer, purchaser or otherwise surviving entity by reason of GN’s (i) merger, acquisition or consolidation, (ii) sale of all or substantially all of its assets, (iii) transfer of GN’s Operating License to an interactive gaming Affiliate as permitted under NJ Gaming Law or (iv) sale of the Property; provided, that such assignee has the requisite Gaming Approvals to assume GN’s obligations hereunder and is otherwise able to perform the same.

13.5       No Consequential Damages. Notwithstanding any other provision of this Agreement to the contrary, no Party shall be liable to any other Party for losses with respect to mental or emotional distress, exemplary, consequential, incidental, special damages, lost profits, diminution in value, damage to reputation or the like, including lost profits, even if such Party has been advised of the possibility of such damages.

13.6       Governing Law. THE LAWS OF THE STATE OF NEW JERSEY, USA, EXCLUSIVE OF ANY CONFLICTS OF LAW PRINCIPLES THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW, SHALL GOVERN THIS AGREEMENT FOR ALL PURPOSES.

13.7       Jurisdiction/Litigation. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE MAY OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES HERETO SHALL BE ENTITLED TO SEEK AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO SEEK TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT LOCATED IN ATLANTIC COUNTY IN THE STATE OF NEW JERSEY, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ATLANTIC COUNTY IN THE STATE OF NEW JERSEY IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) WAIVES (AND AGREES NOT TO PLEAD OR CLAIM) ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, (D) WAIVES ANY RIGHT TO REQUIRE THE POSTING OF ANY SECURITY AS A CONDITION FOR ANY PRELIMINARY OR PERMANENT INJUNCTIVE RELIEF OR SPECIFIC PERFORMANCE, AND (E) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

13.8       LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, WITH THE EXCEPTION OF ANY LIABILITY ARISING FROM (A) GNOG’S BREACH OF SECTION 6.1.9, (B) GN’S BREACH OF SECTION 8.2.1 OR ARTICLE 9 OF THIS AGREEMENT, (C) EACH PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE 12 or Section 13.18, AND/OR (D) either party’s FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, NEITHER PARTY’S LIABILITY, IN THE AGGREGATE (WHETHER SUCH CLAIMS ARE RELATED OR UNRELATED TO ONE ANOTHER) FOR ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, BREACHES, OR DAMAGES FOR ANY CAUSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT) AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY SHALL NOT EXCEED THE AMOUNT OF FEES AND ALL OTHER SUMS RECEIVED BY GN OR OTHERWISE OWED BY GNOG PURSUANT TO THIS AGREEMENT.

13.9       Amendment and Waiver. No modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by each Party. The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

13.10     Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter herein and supersedes and preempts any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related to the subject matter of this Agreement in any way.

13.11    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, including counterparts transmitted electronically by facsimile or emailed .pdf signatures, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party agrees to accept the electronically transmitted signature of the other Party and to be bound by its own electronically transmitted signature.

13.12    Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any Party may desire or be required to give hereunder must be in writing and must be given (a) by hand delivery, (b) by a recognized overnight courier service providing confirmation of delivery overnight courier, or (c) by Portable Document Format (PDF), to the addresses set forth below or at such other address as the Parties may specify by notice given to the other Parties in accordance with this Section 13.12. A notice sent by overnight courier shall be deemed given on the next Business Day after the day said notice is delivered to the overnight courier. A notice sent by hand delivery, or by PDF shall be deemed given on the day sent (provided such PDF document is electronically confirmed received and is followed by delivery pursuant to (a) or (b) above).

If to GNOG:
Golden Nugget Online Gaming, LLC
1510 West Loop South
Houston, Texas 77027
Attn: President Email: TWinter@ldry.com

If to GN:
Golden Nugget Atlantic City, LLC
1510 West Loop South
Houston, TX 77027
Attn: Vice President Email: rliem@ldry.com

with copy to:
Golden Nugget Atlantic City, LLC
1510 W. Loop South
Houston, Texas 77027
Attn: General Counsel Email: SScheinthal@ldry.com

13.13     Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

13.14    Joint Preparation of Agreement. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. Each of the Parties acknowledges that it is sophisticated in business matters of the type contemplated hereby and has been advised by experienced counsel and, to the extent it has deemed necessary, other advisers in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.15    Recitals. The Recitals set forth above are true and correct and are hereby incorporated into this Agreement as set forth at length herein.

13.16    Headings. Sections and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or extent of this Agreement or any provision hereof.

13.17     Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

13.18     Independent Contractor Status. Each Party and its employees are independent contractors in relation to the other Party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership or employment relationship between the Parties. Each Party shall remain responsible for and shall indemnify and hold harmless the other Party for the withholding and payment of all Federal, state and local personal income, wage, earnings, occupation, social security, unemployment, sickness, workers compensation and disability insurance taxes, payroll levies, employee benefit requirements or obligations (under ERISA, state Law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective employees.

13.19    Further Assurances. In case any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).

13.20    No Public Statements. Neither Party will issue any press release or make any public statement about this Agreement without the prior written consent of the other Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

GOLDEN NUGGET ONLINE GAMING, LLC		GOLDEN NUGGET ATLANTIC CITY LLC,
a New Jersey limited liability company		a New Jersey limited liability company

By:	/s/ Rick H. Liem	By:	/s/ Steven L. Scheinthal
Name: Rick H. Liem		Name: Steven L. Scheinthal
Title: Vice President and Treasurer		Title: Vice President

[Signature Page to Amended and Restated

Online Gaming Operations Agreement]

Exhibit A

GN Reimbursed Expenses

“GN Reimbursed Expenses” means, without duplication,

(a)	The annual upfront initial or renewal permit fee charged by Gaming Authorities in connection with the renewal and maintenance of the GN Internet Gaming Permit, less the pro-rata portion of such costs which are paid directly to GN from Skin Operators after the Effective Date;

(b)	Two-thirds (2/3) of the annual upfront initial or renewal permit fee charged by Gaming Authorities in connection with the renewal and maintenance of the GN Sports Wagering License, less the pro-rata portion of such costs which are collected from Skin Operators after the Effective Date;

(c)	Costs, fees, assessments, fines or penalties incurred by GN for any reporting, investigation, certification or other regulatory requirements under NJ State Gaming Regulations or imposed by the NJDGE to the extent relating to the Online Gaming Business and, in each case, to the extent not otherwise included in subparagraph (d) below, including without limitation any responsible gaming fees or studies required under NJ State Gaming Regulations; and

(d)	one hundred percent (100%) of all out-of-pocket costs incurred by GN solely on behalf of, solely for the benefit of, or solely relating to GNOG or the GNOG Gaming Service, including without limitation, (i) Reimbursable Gaming Taxes attributable to the GNOG Gaming Service, and (ii) payments by GN in connection with cage withdrawals by GNOG customers.

Notwithstanding the foregoing, GNOG shall not be responsible for any rental, utility or other costs for use of space in GN Equipment Room.

Exhibit A